Exhibit 10.1
February 17, 2011

J. Michael Schroeder	Hand Delivered
818 Hidden Cave Road
Middleton, WI 53562
RE:	Confidential Separation Agreement and Release (“Agreement”)
Dear Michael:
This will confirm your separation from employment with Great Wolf Resorts, Inc. (the “Company”) as we discussed on January 20, 2011. Your last day of work with the Company will be on February 23, 2011. You agree you shall continue to provide services as assigned by the Company CEO to assist in the transition and wrap-up of your activities on behalf of the Company from January 20, 2011, until your final date of employment which shall be February 23, 2011, (the “Separation Date”), and the Company will consider your termination as a termination for other than cause under Section 4.2(a) of the Employment Agreement signed by you on December 13, 2004 (the “Employment Agreement”). In connection with the separation, the Company offers you the following:
1. Pay and Benefits.
     Consistent with and in addition to your Employment Agreement, the Company shall provide to you the following pay and benefits as of the Separation Date:
     (A) The Company will pay you your regular base salary and continue to allow you to participate in all Company benefit plans through the Separation Date. The Company shall pay you a bonus for 2010 performance in the amount of Seventy-Four Thousand Six Hundred Four Dollars ($74,604.00) by February 24, 2011. (This bonus shall be converted to GWR stock and the Company’s transfer agent shall issue the appropriate number of shares to you. The gross amount of shares will be netted down to pay payroll taxes: estimated gross amount of shares to be 33,545, and estimated net amount of shares to be approximately 21,000.) The Company shall pay you a profit sharing contribution for 2010 to the Company’s Deferred Compensation Plan. The estimated contribution is in the amount of Sixteen Thousand Four Hundred Three Dollars and Ninety-nine Cents ($16,403.99) and that shall be funded to your deferred compensation account by the end of the first quarter of 2011.
     (B) The Company shall pay to you a lump sum amount equal to Three Hundred Forty-Eight Thousand and Four Dollars ($348,004.00), less appropriate withholding and deductions, which represents the Section 4.2(a)(1) payment under the Employment Agreement.

J. Michael Schroeder
February 17, 2011

The Company shall make the payment specified in this Paragraph 1(B) within ten (10) business days of your signing and returning this Agreement.
     (C) With respect to options to purchase Company stock which have been granted to you, the Company shall accelerate your right to exercise 100% of such still-outstanding options so that you have the right to exercise 100% of such still-outstanding options on the Separation Date, subject to the terms of the plan under which the options were granted.
     (D) The Company shall pay to you a lump sum amount equal to Thirty-Three Thousand Eight Hundred Ninety-Six Dollars and Twenty-Nine Cents ($33,896.29), less appropriate withholding and deductions, which represents the Section 4.2(a)(3) payment under the Employment Agreement. The Company shall make the payment specified in this Paragraph 1(D) within ten (10) business days of your signing and returning the Confirming Release at the last page of this Agreement.
     (E) As of March 1, 2011, should you continue to be unemployed, the Company will not contest your eligibility for unemployment compensation benefits should you make application to the State of Wisconsin. All payments received in Paragraph 1(A-D) shall be deemed salary for the payroll period of March 7, 2011.
     (F) The Company will provide you with a neutral personal reference, from Kim Schaefer, CEO of the Company (or her designee), and you agree to direct any and all prospective employers to Ms. Schaefer’s attention. Only Ms. Schaefer (or her designee) is authorized to provide an employment reference for you on behalf of the Company. Also, you agree to limit any verbal or written statement you make to any prospective employer or similar third party who asks about your employment with or separation from employment with the Company.
     (G) The Company has advised you that you have the right to review this Agreement with legal counsel and shall pay for said services in an amount not to exceed Three Thousand Five Hundred Dollars ($3,500.00) upon your presentation of the invoice to the Company. The Company agrees to make payment directly to the law firm of First Albrecht & Blondis S.C. and issue an IRS Form 1099 to that law firm. The law firm’s Tax ID Number is 39-1784439.
All payments described in Paragraph 1, above, (except Paragraph 1(G)) are subject to applicable withholdings and normal deductions for income and employment taxes and will be made no later than the time required by applicable law, or sooner if so stated. You agree that the payments or benefits specified in this Paragraph 1 constitute any and all payments or benefits which may be due to you up to or as of the Separation Date, or relating to your employment with and separation from the Company, and that you shall bring no further claims for compensation of any kind.
2. Your Undertakings. You agree as follows:
     (A) You agree, on behalf of yourself, your heirs, successors and assigns, to release the Company, its affiliates, parents and subsidiaries, and their respective past and present owners, officers, directors, stockholders, partners, members, insurers, agents, attorneys, and

J. Michael Schroeder
February 17, 2011

employees (“Released Parties”) from any and all liability on account of any debts, claims, suits demands, causes of action, or controversies of any nature for all injuries, losses and damages (including, but not limited to punitive damages and all claims for attorneys’ fees and costs), whether known or unknown, whether at law or in equity, contract or tort, or whether judicial or administrative in nature, that you have or may have against the Company as of the date you sign this Agreement, excepting only your rights under the worker’s compensation laws of the State of Wisconsin and your rights under this Agreement. The release in the previous sentence specifically includes, but is not limited to:
     1. Any and all liability resulting from, arising out of, or connected with the employment relationship existing between you and the Company or the termination of that relationship, including, but not limited to, any liability based on salary, vacation, bonuses or other incentive plans offered by the Company, or any other form of compensation;
     2. Any and all liability based on rights or claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the National Labor Relations Act, the federal Family and Medical Leave Act, the Wisconsin Family and Medical Leave Act, the Wisconsin Fair Employment Law, and any other federal, state or local laws, regulations and ordinances of any kind; and
     3. Any and all liability arising under any common law claims of wrongful discharge, breach of any express or implied contract, misrepresentation, defamation, interference with contract, or intentional or negligent infliction of emotional distress.
     (B) Nothing in this Agreement prevents you from filing a charge with the EEOC or otherwise cooperating with the EEOC. However, this Agreement does prohibit you from obtaining any monetary relief, damages, reinstatement of employment or any other remedy whatsoever as a result of or based on such charge or cooperation or in any court action based on such charge or cooperation.
     (C) You further agree that you have not and will not disclose, directly or indirectly, the existence of this Agreement or its terms; provided, however, that following your obtaining a promise of confidentiality for the benefit of the Company from your tax preparer, accountant, attorney and spouse, you may disclose the terms of this Agreement to such of these individuals who have made such a promise of confidentiality. This provision shall not prevent you from disclosing such matters in testifying in any hearing, trial or other legal proceeding where you are required to do so. Likewise, the Company’s CEO, CFO, CIO, and any other officer of the Company who is aware of this Agreement make this same confidentiality commitment. The Company and you agree to limit public comments about the other. Both Parties acknowledge that this Agreement will be filed with the SEC, and either Party may respond should an inquiry be made, but will do so in a manner consistent with this Agreement.

J. Michael Schroeder
February 17, 2011

     (D) You reconfirm your agreement to Sections 5.1 — 5.4, and Sections 5.6, 5.8, and 5.9 of the Employment Agreement by and between the Company and you, as amended, and to be bound by all covenants therein. As to Section 5.5 of the Employment Agreement, you are released. As to Section 5.7 of the Employment Agreement (and you agree that you will respect the nondisclosure and professional conduct requirements), that provision is modified such that you agree for the one-year period from February 23, 2011 until February 23, 2012, you shall not compete with the Company by accepting a position as an attorney, executive, manager, or consultant with a family entertainment resort business featuring indoor water parks, which has a family entertainment resort business featuring indoor water park facility within fifty (50) miles of a location where the Company conducts its business; provided, however, you may own up to five percent (5%) of the stock of a publicly traded company that engages in such competitive business so long as you are only a passive investor and are not actively involved in such company in any way as an employee or consultant (the term “family entertainment resort business featuring indoor water parks” is further defined as those businesses described in the Company’s latest Annual Report in Section 1, Industry Overview, as referenced by the Hotel & Leisure Advisors, LLC survey of June 2009). Should you have a job opportunity that you believe is not in breach of our noncompetition and nondisclosure promises, you may present that opportunity to the Company’s CEO for a prompt and reasonable review under this subsection.
     (E) Having served as the General Counsel of the Company, you agree and acknowledge that you are and continue to be subject to the Rules of Professional Conduct for Attorneys (Wisconsin SCR Chapter 20).
3. Acceptance and Revocation Procedures. The Company wishes to ensure that you voluntarily agree to the terms contained in this proposal and do so only after you fully understand them. Accordingly, the following procedures shall apply:
     (A) You agree and acknowledge that you have read this Agreement, understand its contents, and may agree to the terms of this document by signing and dating it and returning the signed and dated document, via certified mail (return receipt requested), overnight delivery or hand delivery, so that it is received by Attorney Scott C. Beightol, of the law firm of Michael Best & Friedrich, LLP, 100 East Wisconsin Avenue, Suite 3300, Milwaukee, Wisconsin, 53202, on or before 5:00 p.m. Central time on March 10, 2011. By signing this Agreement, you acknowledge that you have knowingly and voluntarily agreed to its terms and conditions of your own free will;
     (B) You agree and acknowledge that you have been advised by the Company to consult with an attorney prior to signing this Agreement;
     (C) You understand that this Agreement, at Paragraph 2(A), above, includes a final general release, including a release of all claims under the Age Discrimination in Employment Act that arise before the date of this Agreement;
     (D) You understand that this Agreement, at Paragraph 2(A) above, includes a final general release, including a release of any and all claims for unlawful retaliation against the Company that exist as of the date of this Agreement;

J. Michael Schroeder
February 17, 2011

     (E) You agree and acknowledge that you have been given at least twenty-one (21) calendar days from your receipt of this Agreement to consider whether to sign this Agreement (“Consideration Period”);
     (F) You understand that you have seven (7) calendar days after signing this Agreement within which to revoke your acceptance of it (“Revocation Period”). Such revocation will not be effective unless written notice of the revocation is, via certified mail (return receipt requested), overnight delivery or hand delivery, directed to and received by Scott C. Beightol, Michael Best & Friedrich, LLP, 100 East Wisconsin Avenue, Suite 3300, Milwaukee, Wisconsin, 53202 before the eighth (8th) calendar day following the date you signed this Agreement.
     (G) This document will not be binding or enforceable unless you have signed and delivered this document as provided in Paragraph 3(A), above, and have chosen not to exercise your revocation rights, as described in Paragraph 3(F), above. If you give timely notice of your intention to revoke your acceptance of the terms set forth in this document, this Agreement shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this document’s terms, shall be restored; and
     (H) You represent and warrant to the Company that, in the event, you choose to accept the terms of this proposal by signing this Agreement, the date and time appearing above your name on the last page of this document shall be the actual date and time on which you have signed the Agreement.
4. Miscellaneous. Should you accept the terms of the Company’s proposal, its terms will be governed by the following:
     (A) Except for the terms and conditions of Section 4.2, Section 4.5, all of Section 5, Section 6.8, and Section 6.9 of the Employment Agreement by and between the Company and you, as amended, or as otherwise specifically provided herein, this Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, representations, practices, and understandings between the Parties, including without limitation, any prior employment agreement you may have had with the Company or any of its related or predecessor entities, the provisions of any personnel documents, handbooks, or policies, and any prior customs or practices of the Company with respect to business, severance pay, fringe benefits, or otherwise. Any and all prior or contemporaneous agreements or understandings that are not embodied or incorporated by reference in this Agreement, whether oral or written, are of no force or effect. The Parties agree that the terms of this Agreement may not be modified, except by written agreement signed by the party against whom enforcement of any such modification may be sought. This document constitutes the complete understanding between you and the Company concerning all matters affecting your employment with the Company and the Separation thereof.
     (B) Nothing in the releases contained in this Agreement should be construed as an admission of any wrongdoing or liability on the part of you or the Company. Both you and the Company deny any liability to each other. Such provisions are included to provide written assurances and agreement between the Parties to end your employment with the Company.

J. Michael Schroeder
February 17, 2011

     (C) You will not seek reinstatement or re-employment by the Company except at the specific invitation of the Company.
     (D) The Parties agree not to assign or transfer any rights conferred by this Agreement without the prior written consent of all Parties.
     (E) Choice of Law/Arbitration: The Company shall have the right to obtain an injunction or other equitable relief arising out of a proven breach by you of the provisions of Section 5 of the Employment Agreement, as amended, and said action shall be subject to Section 5.9 of the Employment Agreement.
     The remainder of this Agreement shall be governed by Wisconsin law and (subject to this Paragraph 4(E)) any action that may be brought by either the Company or you involving the enforcement of this Agreement or any rights, duties, or obligations under this Agreement, shall be settled by binding arbitration (said arbitration to be conducted in the Madison, Wisconsin metropolitan area), in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the highest state or federal court having jurisdiction over such award. You acknowledge and agree that your sole remedy shall be arbitration under this Paragraph 4(E) and any award of damages shall be limited to recovery of lost compensation and benefits provided for in this Agreement. No punitive damages may be awarded to you. Pursuant to AAA’s Employment Arbitration Rules, the party filing the claim shall pay the filing fee applicable to a dispute arising out of an individually negotiated employment agreement.
     (F) If any arbitrator or court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the Parties expressed therein. The Parties agree that if a court declines to enforce this Agreement in the manner provided in this Agreement, it will be modified to provide the Company the maximum protection of its business interests allowed by law and the Parties agree to be bound by this Agreement as so modified.
This document is intended to resolve all outstanding issues between you and the Company in a comprehensive manner. The Parties deny any liability or wrongdoing and agree that the consideration they are receiving through this Agreement is good and valid consideration and exceed anything to which they are already entitled.

J. Michael Schroeder
February 17, 2011

Should you have any questions, please feel free to contact me.

Very truly yours, GREAT WOLF RESORTS, INC.
By:	/s/ Kimberly K. Schaefer
Kimberly K. Schaefer, CEO
On behalf of Great Wolf Resorts, Inc.

I understand and voluntarily agree with and accept the terms contained in this Agreement and agree to be bound by these terms.
Dated this 22nd day of February, 2011.

/s/ J. Michael Schroeder
J. Michael Schroeder